ePlus Announces Jury’s Verdict in Banc of America Lawsuit

HERNDON, VA - September 18, 2006 - ePlus inc. (Nasdaq NGM: PLUS - news), announced today the results of a jury trial conducted in the Fairfax County, Virginia Circuit Court from September 11 - 14, 2006.  On September 14, 2006, the jury returned a verdict for Banc of America Leasing & Capital, LLC (BoA) and against ePlus Group, inc. (“ePlus”) in the amount of $3,025,000, plus interest at $395.97 per day beginning on December 22, 2004 through the judgment date.

As previously disclosed, BoA filed suit against ePlus Group, inc. in May 2005.  The suit alleged a breach of warranties made in a Finance Program Agreement relating to a financing transaction between ePlus and BoA, in which BoA financed an installment sale of equipment to Cyberco Holdings, Inc. (“Cyberco”) from a third party vendor.  After the equipment was financed, the parties discovered that, unknown to ePlus or BoA, Cyberco was committing a sophisticated fraud.   The jury appears to have concluded that, by and between ePlus and BoA, ePlus bore the risk of Cyberco’s fraud.  As of the date of this release, the final judgment has not been entered by the judge, and on October 13, 2006 the court is scheduled to hold a hearing on BoA’s possible award of attorneys’ fees, at which BoA is expected to seek approximately $1,000,000.

In April, 2006, the United States Attorney for the Western District of Michigan asserted that Cyberco defrauded approximately 40 financial institutions of approximately $90 million. In June 2006, one of the principals of Cyberco pled guilty to fraud, money laundering, and conspiracy. Cyberco, related affiliates, and at least one principal are in Chapter 7 bankruptcy, and no future payments are expected from Cyberco.

As previously disclosed, ePlus has settled a lawsuit with GMAC Commercial Finance, LLC (“GMAC”) in the amount of $6 million. The BoA and GMAC suits are the only two suits regarding Cyberco in which ePlus is the defendant.

While ePlus is disappointed in the verdict, it believes that it has strong grounds for appeal, and expects to appeal once there is a final order in the case.  The adverse verdict has been recorded in the year ended March 31, 2006.  The estimated after-tax loss, calculated using ePlus' 41% tax rate, is approximately $2.5 million.

About ePlus:

ePlus is a leading provider of Enterprise Cost Management solutions to information technology, finance, procurement, operations, and supply chain professionals who want to reduce the costs of finding, purchasing, managing, and financing information technology goods and services. Our Enterprise Cost Management solutions provide sourcing, procurement, spend analytic, supplier management, document collaboration, asset management, professional services, and leasing to ePlus’ 2,000+ customers. Founded in 1990, the company is headquartered in Herndon, VA and has more than 30 locations in the U.S. For more information, visit www.eplus.com, call 888-482-1122 or email info@eplus.com.

ePlus® and ePlus Enterprise Cost Management®, and/or other ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements". Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the final determination of the Company’s intended appeal of the jury verdict described above; the final determination of the Company’s appeal relating to insurance coverage for the payments to GMAC and BoA; the existence of demand for, and acceptance of, our services; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our Securities and Exchange Commission filings.

All information set forth in this release and its attachments is as of September 18, 2006. ePlus inc. undertakes no duty to update this information. More information about potential factors that could affect ePlus inc.’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, the Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the SEC and available at the SEC’s website at http://www.sec.gov/.

Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150